EXHIBIT 10.1

AMENDMENT NO. 2
TO
SECOND AMENDED AND RESTATED
ACCESS INTEGRATED TECHNOLOGIES, INC. 2000 EQUITY INCENTIVE PLAN

AMENDMENT NO. 2, dated as of September 4, 2008 (this “Amendment”), to the Second Amended and Restated 2000 Equity Incentive Plan (as amended, the “Plan”) of Access Integrated Technologies, Inc., a Delaware corporation (the “Corporation”).

WHEREAS, the Corporation maintains the Plan, effective as of June 1, 2000; and

WHEREAS, in order to provide the Corporation with the flexibility to be able to grant additional stock options to its employees, the Board of Directors of the Corporation deems it to be in the best interest of the Corporation and its stockholders to amend the Plan in order to increase the maximum number of shares of the Corporation’s Class A Common Stock, par value $.001 per share, which may be issued and sold under the Plan from 2,200,000 shares to 3,700,000 shares.

NOW, THEREFORE, BE IT RESOLVED the Plan is hereby amended as follows:

1.     The first sentence of Section 5.2 shall be revised and amended to read as follows:

                “The total number of shares of Stock (including Restricted Stock, if any) optioned or granted under this Plan during the term of the Plan shall not exceed 3,700,000 shares.”

2.     This Amendment shall be effective as of the date first set forth above, which is the date that this Amendment was approved by a majority of the outstanding votes cast at the September 4, 2008 meeting of the holders of the Corporation’s Class A Common Stock and Class B Common Stock.

3.     In all respects not amended, the Plan is hereby ratified and confirmed and remains in full force and effect.

ACCESS INTEGRATED TECHNOLOGIES, INC.

By:	/s/ A. Dale Mayo
A. Dale Mayo, President, Chief Executive Officer and Chairman of the Board of Directors